Exhibit 99.1

ASCENDIA BRANDS, INC. APPOINTS ROBERT W. BAILEY AS CHIEF OPERATING OFFICER

Hamilton, NJ – August 13, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) announces the appointment of Robert W. Bailey as Chief Operating Officer, effective August 13, 2007. Mr. Bailey will oversee global manufacturing, supply chain, procurement, product development, research and development and quality assurance functions.

Mr. Bailey has over 25 years of experience in sales, marketing and operations. Prior to joining Ascendia, he served as President of the Amerock division of Newell Rubbermaid Inc. (NYSE:NWL). He began his career at Black & Decker Corp., later joining DAP Inc., where he was Vice President of Sales and Channel Marketing. He holds a B.S. degree from Salisbury University and an MBA from Loyola University.

Steven R. Scheyer, President and Chief Executive Officer of Ascendia, commented: “We are delighted to welcome Bob Bailey to Ascendia. He is a seasoned professional with a proven track record in the manufacturing and sales sectors. His experience and expertise will be a great asset to the company both in the short term, as we complete the integration of our recently-acquired Calgon and the healing garden brands, and in planning and implementing our longer term growth.”

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200 jnesbett@institutionalms.com